UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2022

CORE SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40046	86-1243837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Barton Springs Road
Suite 300
Austin, Texas	78704
(Address of principal executive offices)	(Zip Code)

(425) 998-5300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CORZ	The Nasdaq Global Select Market
Warrants, exercisable for shares of common stock	CORZW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On April 7, 2020, Core Scientific, Inc. (the “Company”) entered into two bridge promissory notes, one in an aggregate principal amount of $60 million with B. Riley Commercial Capital, LLC and one in an aggregate principal amount of $15 million with an affiliate of B. Riley Commercial Capital, LLC (the “Notes”). The Notes mature on December 7, 2022, bear interest at a rate of 7% per annum and amortize in equal monthly installments starting on August 1, 2022. The Company will use the net proceeds of the Notes for working capital and general corporate purposes.

The Notes require the proceeds of (i) any equity issuances (other than issuances consummated for purposes of making tax payments in connection with the vesting of restricted stock and restricted stock units) and (ii) any secured debt (other than purchase money debt) in excess of $500 million, in each case, to be applied by the Company to repay the outstanding principal amount of the Notes.

The Notes are unsecured and not guaranteed by any subsidiary of the Company. The Company is subject to a quarterly financial reporting covenant and negative covenants restricting the Company’s ability to (i) merge or consolidate with any other person (subject to customary exceptions), (ii) make cash dividends or distributions with any material portion of the proceeds of the Notes or any other debt, (iii) dispose of all or substantially all of the assets of the Company, (iv) prepay contractually subordinated debt, (v) transact with affiliates (subject to customary exceptions) and (vi) modify or enter into any material contracts in a manner that would restrict the Company from making payments to the noteholders under the Notes or require the net cash proceeds from an equity raise to be paid to any entity other than the noteholders under the Notes. Upon the occurrence of certain events of default, the Company’s obligations under the Notes may be accelerated. Such events of default include payment defaults under the Notes, covenant defaults and other customary defaults.

The Notes also require that the Company enter into a $150 million committed equity facility with an affiliate of B. Riley Commercial Capital, LLC prior to the date that is 60 days following the closing of the Notes.

The foregoing description does not constitute a complete summary of the terms of the Notes and is qualified in its entirety by reference to the copies of the Notes, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Scientific, Inc.

Dated: April 8, 2022

	By:	/s/ Todd M. DuChene
	Name:	Todd M. DuChene
	Title:	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary